Exhibit 23.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Barnes & Noble, Inc.

The audits referred to in our report dated June 27, 2012 relating to the consolidated financial statements of Barnes & Noble, Inc., which is incorporated in Item 8 of this Form 10-K by reference to the annual report to stockholders for the year ended April 28, 2012 also included the audit of the financial statement schedule listed in the accompanying index. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ BDO USA, LLP
New York, New York
June 27, 2012